EXHIBIT 99.1

NEWS RELEASE

For Release on April 25, 2007 4:30 PM (PT) (925) 328-4655	Contact: Pat Lawlor Vice President, Finance/Chief Financial Officer
Giga-tronics Announces Departure of Principal
Officer and Next Phase of Company Reorganization
Plan
     San Ramon, CA — (BUSINESS WIRE) — April 25, 2007 — Giga-tronics Incorporated (NASDAQ:GIGA) reported today that Daniel S. Markowitz, President of Microsource Inc., left the Corporation on April 20, 2007, after his position was eliminated as part of the Corporation’s consolidation efforts which began in February 2006. John R. Regazzi, President and Chief Executive Officer, said “Dan was a valuable asset and made many contributions during more than a decade with the Corporation, most recently helping restore our Microsource division to profitability. We all wish him the best in his future endeavors.”
     In addition, as a result of the consolidation of the ASCOR and Instrument Division operations at the San Ramon, California facility, the Corporation has further reduced its headcount by 10%. Mr. Regazzi added “Giga-tronics will continue to improve its efficiency as the integration of the Corporation continues.”
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Headquartered in San Ramon, California, Giga-tronics Incorporated is a publicly held company, traded over the counter on the NASDAQ Capital Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, working capital, new product development and marketing activities. Actual results may differ significantly due to risks and uncertainties, such as the effectiveness of the Corporation’s reorganization plans, future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables, or other factors. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 25, 2006 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.